EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2013, with respect to the consolidated financial statements internal control over financial reporting, included in the Annual Report of First Financial Holdings, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of First Financial Holdings, Inc. on Forms S-8 (File No. 333-57855, No. 333-49275, No. 333-67387, No. 333-60038, No. 333-119289, No. 333-22807 No. 333-128521, No. 333-67387 and No. 333-143011) and on Forms S-3 (File No. 333-154722, No. 333-156503, and No. 333-171283).

/s/ GRANT THORNTON LLP

Charlotte, North Carolina
March 18, 2013